Exhibit 4.3

Execution Version

REVENUE INTEREST ASSIGNMENT AND TERMINATION AGREEMENT

dated as of September 4, 2015

between

INGALLS & SNYDER VALUE PARTNERS, L.P.

ARTHUR KOENIG

AGENUS INC.

and

ANTIGENICS LLC

-i-

-ii-

Exhibits

Exhibit A	Oberland Agreement
Exhibit B	Form of Bill of Sale
Exhibit C	Seller Account
Exhibit D	Allocation of Closing Consideration Shares

-iii-

REVENUE INTEREST ASSIGNMENT AND TERMINATION AGREEMENT

This REVENUE INTEREST ASSIGNMENT AND TERMINATION AGREEMENT (this “Agreement”), dated as of September 4, 2015, is among Ingalls & Snyder Value Partners, L.P. (“Ingalls”), Arthur Koenig (“Koenig”, and together with Ingalls, the “Sellers” and each a “Seller”), Agenus Inc., a Delaware corporation (“Agenus”), and Antigenics LLC, a Delaware limited liability company (as the successor in interest to Antigenics Inc., formerly a Massachusetts corporation) (“AgenMA”, and together with Agenus, the “Purchasers” and each a “Purchaser”). Capitalized terms used but not defined in this Agreement are defined in Section 8.

W I T N E S S E T H :

WHEREAS, the Purchasers and the Sellers entered into a Revenue Interest Assignment Agreement on April 15, 2013 (the “Ingalls Agreement”), pursuant to which the Purchasers sold, contributed, assigned, transferred, conveyed and granted to the Sellers, and the Sellers purchased from the Purchasers, the Assigned Interests;

WHEREAS, the Purchasers propose to enter into a Note Purchase Agreement with Oberland Capital SA Zermatt LLC (“Oberland”), in substantially the form attached hereto as Exhibit A (the “Oberland Agreement”), pursuant to which AgenMA proposes to issue and sell to the purchasers named therein up to $115,000,000 in aggregate principal amount of its limited recourse notes; and

WHEREAS, the Sellers desire to irrevocably sell, contribute, assign, transfer, convey and grant to AgenMA, and AgenMA desire to purchase, acquire and accept from the Sellers, the Assigned Interests described herein and then terminate the Ingalls Agreement, all upon and subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual agreements, representations and warranties set forth herein and of other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties covenant and agree as follows:

ARTICLE I

PURCHASE AND SALE OF THE ASSIGNED INTERESTS

Section 1.1 Purchase and Sale.

(a) Subject to the terms and conditions of this Agreement, on the Closing Date, each Seller hereby irrevocably sells, contributes, assigns, transfers, conveys and grants to AgenMA, and AgenMA hereby purchases, acquires and accepts from each Seller, all of such Seller’s right, title and interest in and to the Assigned Interests, free and clear of any and all Liens (other than Liens arising under applicable securities laws or the GSK Agreements or the GSK ROFN and Amendment Agreement).

(b) The Sellers and the Purchasers intend and agree that the sale, contribution, assignment, transfer, conveyance and granting of the Assigned Interests under this Agreement shall be, and are, a true, complete, absolute and irrevocable assignment and sale by the Sellers to

AgenMA of the Assigned Interests and that such assignment and sale shall provide the Purchasers with the full benefits of ownership of the Assigned Interests. The Parties expressly agree that following the Closing, none of the Sellers shall have any right, title or interest in or to the Assigned Interests. Neither the Sellers nor the Purchasers intend the transactions contemplated hereby to be, or for any purpose characterized as, a loan from the Purchasers to the Sellers or a pledge or assignment or a security agreement. The Sellers waive any right to contest or otherwise assert that this Agreement does not constitute a true, complete, absolute and irrevocable sale and assignment by the Sellers to AgenMA of the Assigned Interests under Applicable Law, which waiver shall be enforceable against the Sellers in any Bankruptcy Event in respect of the Sellers. The sale, contribution, assignment, transfer, conveyance and granting of the Assigned Interests shall be reflected as a sale of assets to AgenMA (except to the extent GAAP or the rules of the SEC require otherwise with respect to either Seller’s financial statements).

Section 1.2 Purchase Price. In full consideration for the sale, contribution, assignment, transfer, conveyance and granting of the Assigned Interests and the termination of the Ingalls Agreement, and subject to the terms and conditions set forth herein, AgenMA shall pay (or cause to be paid) to the Sellers, or the Sellers’ designee, at the Closing, the sum of (a) TWENTY MILLION DOLLARS ($20,000,000), in immediately available funds by wire transfer to the Seller Account (the “Closing Cash Consideration”) and (b) 300,000 shares of Agenus’ common stock, par value $0.01 per share (the “Closing Consideration Shares”, and together with the Closing Cash Consideration, the “Purchase Price”), to be allocated among the Sellers as set forth on Exhibit D.

Section 1.3 No Assumed Obligations. Notwithstanding any provision in this Agreement or any other writing to the contrary, AgenMA is purchasing, acquiring and accepting only the Assigned Interests and is not assuming any liability or obligation of the Sellers or any of the Sellers’ Affiliates of whatever nature, whether presently in existence or arising or asserted hereafter. All such liabilities and obligations shall be retained by, and remain liabilities and obligations of, the Sellers or the Sellers’ Affiliates, as the case may be (the “Excluded Liabilities and Obligations”) other than the Assumed Liabilities, if any.

Section 1.4 Assumed Liabilities. As of the Closing, Purchasers hereby assume, and agree to pay, perform and discharge when due, any and all of the Assumed Liabilities, if any.

Section 1.5 Excluded Assets. The Purchasers do not, by purchase, acquisition or acceptance of the right, title or interest granted hereunder or otherwise pursuant to any of the Transaction Documents, purchase, acquire or accept any assets or contract rights of the Sellers under any of Sellers’ agreement, other than the Assigned Interests, or any other assets of the Sellers.

Section 1.6 Termination of Ingalls Agreement. Concurrently with the Closing, the Sellers and the Purchasers acknowledge and agree that the Ingalls Agreement shall terminate in its entirety and be of no further force and effect; provided, however, that Section 5.1 (Confidentiality), Section 7.3 (Survival) and, except as superseded by Article VIII of this Agreement, Article VIII (Miscellaneous) of the Ingalls Agreement shall survive the termination. Termination of the Ingalls Agreement shall not relieve any party thereto of liability in respect of breaches under the Ingalls Agreement by any party thereto on or prior to termination.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each Seller hereby, severally and not jointly, represents and warrants to the Purchasers, as of the date hereof, as to such Seller and not to the other Seller, as follows:

Section 2.1 Organization. In the case of Ingalls, such Seller is a limited partnership duly organized and validly existing in good standing under the laws of the State of New York. In the case of Ingalls, such Seller has full limited partnership power and authority to own, operate and occupy its properties and to conduct its business as presently conducted and is registered or qualified to do business and is in good standing in each jurisdiction in which it owns or leases property or transacts business, except where the failure to be so registered or qualified individually or in the aggregate, has not had and is not reasonably likely to have a material adverse effect on the ability of Ingalls to execute and deliver this Agreement and the other Transaction Document to which it is a party and to perform its obligations hereunder and thereunder. Such Seller has all material licenses, authorizations, consents and approvals from Governmental Authority required to execute and deliver, and perform its or his obligations under this Agreement and the other Transaction Document to which it or he is a party.

Section 2.2 No Conflicts.

(a) None of the execution and delivery by such Seller of any of the Transaction Documents, the performance by such Seller of its or his obligations hereunder or thereunder or the consummation by such Seller of the transactions contemplated hereby or thereby will (i) contravene, conflict with or violate any term or provision of any of the organizational documents of such Seller, if applicable, (ii) contravene, conflict with or violate, or give any Governmental Authority or other Person the right to exercise any remedy or obtain any relief under, any Applicable Law or any judgment, order, writ, decree, permit or license of any Governmental Authority to which such Seller or any of its or his assets or properties may be subject or bound, (iii) result in a breach or violation of, constitute a default (with or without notice or lapse of time, or both) under, or give any Person the right to exercise any remedy or obtain any additional rights under, or accelerate the maturity or performance of, or payment under, or cancel or terminate, any contract, agreement, indenture, lease, license, deed, commitment, obligation or instrument to which such Seller is a party or by which such Seller or any of its or his respective assets or properties is bound or committed, or (iv) result in or require the creation or imposition of any Lien on the Assigned Interests; provided, however, that, in the case of clause (ii) and clause (iii) of this Section 2.2(a), such breach, violation, default or right would not prevent, or materially impede, interfere with, hinder or delay the ability of such Seller to sell, contribute assign, transfer, convey and grant the Assigned Interests or the ability of AgenMA to acquire good and marketable title to the Assigned Interests free and clear of all Liens (other than Liens arising under applicable securities laws or the GSK Agreements or the GSK ROFN and Amendment Agreement).

(b) No Lien (other than Liens arising under applicable securities laws or the GSK Agreements or the GSK ROFN and Amendment Agreement) currently exists on any of such Seller’s Assigned Interests.

Section 2.3 Authorization. Such Seller has all necessary corporate or other power and authority to execute and deliver the Transaction Documents, to perform its or his obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of each of the Transaction Documents and the performance by such Seller of its or his obligations hereunder and thereunder have been duly authorized by such Seller and, in the case of Koenig, he has all necessary capacity required therefor. Each of the Transaction Documents has been duly executed and delivered by such Seller. Each of the Transaction Documents, assuming the valid execution and delivery by the Purchasers, constitutes the legal, valid and binding obligation of such Seller, enforceable against such Seller, as applicable, in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, general equitable principles and principles of public policy.

Section 2.4 Ownership. Such Seller is the exclusive owner of the entire right, title (legal and equitable) and interest in, to and under the Assigned Interests of such Seller. Assuming the accuracy of the representations and warranties of Purchasers under the Ingalls Agreement, (i) such Seller is the exclusive owner of the entire right, title (legal and equitable) and interest in, to and under the Assigned Interests of such Seller, and (ii) together the Sellers are the exclusive joint owners of the entirety of the Assigned Interests. Following the closing of the transactions contemplated by the Ingalls Agreement neither Seller has contributed, assigned, transferred or conveyed any portion of its originally acquired portion of the Assigned Interests to any Third Party. Such Seller’s Assigned Interests sold, contributed, assigned, transferred, conveyed and granted to AgenMA at the Closing will not have been pledged, sold, contributed, assigned, transferred, conveyed or granted by such Seller to any other Person. Such Seller has full right to sell, contribute, assign, transfer, convey and grant the Assigned Interests to AgenMA. Upon the sale, contribution, assignment, transfer, conveyance and granting by such Seller of such Seller’s Assigned Interests to AgenMA, AgenMA shall acquire good and marketable title to the Assigned Interests free and clear of all Liens (other than Liens arising under applicable securities laws or the GSK Agreements or the GSK ROFN and Amendment Agreement) and shall be the exclusive owners of the entirety of the Assigned Interests

Section 2.5 Governmental and Third Party Authorizations. The execution and delivery by each of such Seller of the Transaction Documents, the performance by such Seller of its or his obligations hereunder and thereunder and the consummation by such Seller of the transactions contemplated hereby and thereby do not require any consent, approval, license, order, authorization or declaration from, notice to, action or registration by, or filing with, any Governmental Authority or any other Person.

Section 2.6 No Litigation. There is no (a) action, suit, arbitration proceeding, claim, demand, citation, summons, subpoena, investigation or other proceeding (whether civil, criminal, administrative, regulatory, investigative or informal) pending or, to the knowledge of such Seller, threatened by or against such Seller, at law or in equity, or (b) inquiry or investigation (whether civil, criminal, administrative, regulatory, investigative or informal) by or before a Governmental Authority pending or, to the knowledge of such Seller, threatened against such Seller, that, in any case challenges or seeks to prevent or delay the consummation of any of the transactions contemplated by any of the Transaction Documents.

Section 2.7 Solvency. Immediately after giving effect to the consummation of the transactions contemplated by the Transaction Documents and the application of the proceeds therefrom, (a) the fair value of such Seller’s assets will be greater than the sum of its or his debts, liabilities and other obligations, including contingent liabilities, (b) the present fair saleable value of such Seller’s assets will be greater than the amount that would be required to pay its or his probable liabilities on its or his existing debts, liabilities and other obligations, including contingent liabilities, as they become absolute and matured in the normal course of business, (c) such Seller will be able to realize upon its or his assets and pay its or his debts, liabilities and other obligations, including contingent obligations, as they mature, (d) Ingalls will not have unreasonably small capital with which to engage in its business, as now conducted and as proposed to be conducted following the Closing Date, (e) such Seller will not have become subject to any Bankruptcy Event and (f) such Seller will not have been rendered insolvent within the meaning of Section 101(32) of Title 11 of the United States Code. For purposes of this Section 2.7, the amount of all contingent obligations at any time shall be computed as the amount that, in light of all facts and circumstances existing at such time, can be reasonably expected to become an actual or matured liability.

Section 2.8 No Brokers’ Fees. Such Seller has not taken any action that would entitle any Person to any commission or broker’s fee in connection with the transactions contemplated by this Agreement.

Section 2.9 Compliance with Laws. Such Seller (a) has not violated or is in violation of, has been given notice of any violation of, or, to the knowledge of such Seller, is under investigation with respect to or has been threatened to be charged with, any violation of, any Applicable Law or any judgment, order, writ, decree, injunction, stipulation, consent order, permit or license granted, issued or entered by any Governmental Authority or (b) is not subject to any judgment, order, writ, decree, injunction, stipulation or consent order issued or entered by any Governmental Authority, in each case with respect to the preceding clauses (a) and (b), that would have a material adverse effect on such Seller or such Seller’s Assigned Interests.

Section 2.10 Access to Information; Investment Intent.

(a) Such Seller acknowledges that it or he has (a) reviewed the documents and information relating to such Seller’s Assigned Interests and the Oberland Agreement and (b) had the opportunity to ask such questions of, and to receive answers from, representatives of the Purchasers concerning the Assigned Interests, the Oberland Agreement and the Closing Consideration Shares, in each case as it deemed necessary to make an informed decision to sell, transfer, convey and assign such Seller’s Assigned Interests in accordance with the terms of this Agreement. Such Seller has such knowledge, sophistication and experience in financial and business matters that it or he is capable of evaluating the risks and merits of selling, transferring, conveying and assigning such Seller’s Assigned Interests and the risks and merits of acquiring the Closing Consideration Shares, in all cases in accordance with the terms of this Agreement.

(b) Such Seller’s present intention is to acquire its portion of the Closing Consideration Shares for its own account for the purpose of investment and not with a view to distribution. Such Seller agrees that it will not sell or transfer any such Closing Consideration Shares without registration under applicable federal and state securities laws, or the availability of exemptions therefrom. Such Seller agrees that the certificates representing such Closing Consideration Shares (or statement(s) of holdings if such Closing Consideration Shares are issued through the transfer agent’s book-entry system) will each bear a restrictive legend stating that the Closing Consideration Shares represented thereby may not be sold except pursuant to registration under the Securities Act or pursuant to an exemption therefrom.

(c) Such Seller is an “accredited investor” as defined in Rule 501(a) of the rules and regulations promulgated under the Securities Act.

Section 2.11 No Other Representations and Warranties. Except for the representations and warranties contained in this Article II, neither such Seller nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of such Seller, including any representation or warranty as to the accuracy or completeness of any information regarding such Seller’s Assigned Interests furnished or made available to the Purchasers and their representatives and any information, documents or material made available to the Purchasers, management presentations or in any other form in expectation of the transactions contemplated hereby) or any representation or warranty arising from statute or otherwise in law.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

The Purchasers hereby, jointly and severally, represent and warrant to the Sellers, as of the date hereof, as follows:

Section 3.1 Organization. Agenus is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate power and authority, and all licenses, permits, franchises, authorizations, consents and approvals of all Governmental Authorities, required to own its property and conduct its business, as now conducted. AgenMA is a limited liability company duly formed, validly existing and in good standing under the laws of the Commonwealth of Massachusetts and has all limited liability company power and authority, and all licenses, permits, franchises, authorizations, consents and approvals of all Governmental Authorities, required to own its property and conduct its business, as now conducted.

Section 3.2 No Conflicts. None of the execution and delivery by either Purchaser of any of the Transaction Documents to which such Purchaser is party, the performance by such Purchaser of its obligations hereunder or thereunder or the consummation by such Purchaser of the transactions contemplated hereby or thereby will (a) contravene, conflict with or violate any term or provision of any of the organizational documents of such Purchaser, (b) contravene, conflict with or violate, or give any Governmental Authority or other Person the right to exercise any remedy or obtain any relief under, in any material respect, any Applicable Law or any judgment, order, writ, decree, permit or license of any Governmental Authority to which such Purchaser or any of its assets or properties may be subject or bound or (c) result in a breach or violation of, constitute a default (with or without notice or lapse of time, or both) under, or give any Person any right to exercise any remedy, or accelerate the maturity or performance of, in any material respect, any contract, agreement, indenture, lease, license, deed, commitment, obligation or instrument to which such Purchaser is a party or by which such Purchaser or any of its assets or properties is bound or committed.

Section 3.3 Authorization. Each of the Purchasers has all necessary corporate power and authority to execute and deliver the Transaction Documents to which each of the Purchasers is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of each of the Transaction Documents to which each of the Purchasers is a party and the performance by each of the Purchasers of its obligations hereunder and thereunder have been duly authorized by each of the Purchasers. Each of the Transaction Documents to which each of the Purchasers is party has been duly executed and delivered by each of the Purchasers. Each of the Transaction Documents to which each of the Purchasers is party, assuming the valid execution and delivery by the Sellers, constitutes the legal, valid and binding obligation of each of the Purchasers, enforceable against such Purchaser in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, general equitable principles and principles of public policy.

Section 3.4 Governmental and Third Party Authorizations. The execution and delivery by each of the Purchasers of the Transaction Documents to which each of the Purchasers is party, the performance by each of the Purchasers of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby do not require any consent, approval, license, order, authorization or declaration from, notice to, action or registration by, or filing with, any Governmental Authority or any other Person, except for filings to be made following the Closing in respect of the Closing Consideration Shares in accordance with U.S. securities laws.

Section 3.5 No Litigation. There is no (a) action, suit, arbitration proceeding, claim, demand, citation, summons, subpoena, investigation or other proceeding (whether civil, criminal, administrative, regulatory, investigative or informal) pending or, to the knowledge of either Purchaser, threatened by or against the Purchasers, at law or in equity, or (b) inquiry or investigation (whether civil, criminal, administrative, regulatory, investigative or informal) by or before a Governmental Authority pending or, to the knowledge of either Purchaser, threatened against the Purchasers, that, in any case challenges or seeks to prevent or delay the consummation of any of the transactions contemplated by any of the Transaction Documents.

Section 3.6 Access to Information. Each of the Purchasers acknowledges that it has (a) reviewed the documents and information relating to the Assigned Interests and (b) had the opportunity to ask such questions of, and to receive answers from, representatives of the Sellers concerning the Assigned Interests, in each case as it deemed necessary to make an informed decision to purchase, acquire and accept the Assigned Interests in accordance with the terms of this Agreement. Each of the Purchasers has such knowledge, sophistication and experience in financial and business matters that it is capable of evaluating the risks and merits of purchasing, acquiring and accepting the Assigned Interests in accordance with the terms of this Agreement.

Section 3.7 Solvency. Immediately after giving effect to the consummation of the transactions contemplated by the Transaction Documents and the application of the proceeds therefrom, (a) the fair value of each of the Purchasers’ assets will be greater than the sum of its debts, liabilities and other obligations, including contingent liabilities, (b) the present fair saleable value of each of the Purchasers’ assets will be greater than the amount that would be required to pay its probable liabilities on its existing debts, liabilities and other obligations, including contingent liabilities, as they become absolute and matured in the normal course of business, (c) each of the Purchasers will be able to realize upon its assets and pay its debts, liabilities and other obligations, including contingent obligations, as they mature, (d) each of the Purchasers will not have unreasonably small capital with which to engage in its business, as now conducted and as proposed to be conducted following the Closing Date, (e) each of the Purchasers will not have become subject to any Bankruptcy Event and (f) each of the Purchasers will not have been rendered insolvent within the meaning of Section 101(32) of Title 11 of the United States Code. For purposes of this Section 3.7, the amount of all contingent obligations at any time shall be computed as the amount that, in light of all facts and circumstances existing at such time, can be reasonably expected to become an actual or matured liability.

Section 3.8 No Brokers’ Fees. Each of the Purchasers has not taken any action that would entitle any Person to any commission or broker’s fee in connection with the transactions contemplated by this Agreement.

Section 3.9 Closing Consideration Shares.

(a) The Closing Consideration Shares are duly authorized and, when issued under this Agreement will be validly issued, fully paid and nonassessable, free and clear of all Liens (other than restrictions on transfer under U.S. securities laws).

(b) Agenus has filed all reports, schedules, forms, statements and other documents required to be filed by Agenus under the Securities and Exchange Act of 1934, as amended, including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date of this Agreement (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, together with the prospectus and any prospectus supplement, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports (including the financial statements contained therein) complied in all material respects with the requirements of the Securities and Exchange Act of 1934, as amended, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

Section 3.10 No Other Representations and Warranties. Except for the representations and warranties contained in this Article III, neither the Purchasers nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Purchasers, including any representation or warranty as to the accuracy or completeness of any information regarding the Assigned Interests furnished or made available to the Sellers and their representatives and any information, documents or material made available to the Sellers, management presentations or in any other form in expectation of the transactions contemplated hereby) or any representation or warranty arising from statute or otherwise in law.

ARTICLE IV

COVENANTS

The Parties covenant and agree as follows:

Section 4.1 Public Announcement. No Party shall, and each Party shall cause its Affiliates not to, without the prior written consent of the other Party (which consent shall not be unreasonably withheld or delayed), issue any press release or make any other public disclosure with respect to this Agreement or the other Transaction Document or any of the transactions contemplated hereby or thereby, except if and to the extent that any such release or disclosure is required by Applicable Law (including in connection with Section 4.4 or Section 4.5), by the rules and regulations of any securities exchange or market on which any security of such Party may be listed or traded or by any Governmental Authority of competent jurisdiction, in which case, the Party proposing to issue such press release or make such public disclosure shall, to the extent reasonably practicable, (a) provide to the other Party a copy of such proposed release or disclosure and (b) consider in good faith any comments or changes that the other Party may propose or suggest. Notwithstanding the foregoing, each of the Sellers agrees that Agenus may, without prior consultation with either Seller, file with the SEC a Current Report on Form 8-K and make other filings required by the SEC describing the material terms of the transactions contemplated by this Agreement and the other Transaction Document.

Section 4.2 Further Assurances.

(a) Subject to the terms and conditions of this Agreement, each Party, shall (at the expense of the other) execute and deliver such other documents, certificates, instruments, agreements and other writings, take such other actions and perform such additional acts under Applicable Law as may be reasonably requested by the other Party and necessary to implement expeditiously the transactions contemplated by, and to carry out the purposes and intent of the provisions of, this Agreement and the other Transaction Document, including to (i) perfect the sale, contribution, assignment, transfer, conveyance and granting of the Assigned Interests to AgenMA pursuant to this Agreement, (ii) perfect, protect, more fully evidence, vest and maintain in AgenMA good, valid and marketable rights and interests in and to the Assigned Interests free and clear of all Liens (other than Liens arising under applicable securities laws or the GSK Agreements or the GSK ROFN and Amendment Agreement), (iii) enable the Purchasers to exercise or enforce any of the Purchasers’ rights under any Transaction Document to which the Purchasers are parties and (iv) to terminate the Escrow Agreement promptly following the Closing.

(b) The Sellers and the Purchasers shall cooperate and provide assistance as reasonably requested by the other Party, at the expense of such other Party (except as otherwise set forth herein), in connection with any litigation, arbitration, investigation or other proceeding (whether threatened, existing, initiated or contemplated prior to, on or after the Closing Date) to which the other Party, any of its Affiliates or controlling persons or any of their respective officers, directors, managers, employees or controlling persons is or may become a Party or is or may become otherwise directly or indirectly affected or as to which any such Persons have a direct or indirect interest, in each case relating to any Transaction Document, the transactions contemplated hereby or thereby or the Assigned Interests, but in all cases excluding any litigation brought by either Seller (for itself or himself or on behalf of any Seller Indemnified Party) against either Purchasers or brought by either Purchaser (for itself or on behalf of any Buyer Indemnified Party) against either Seller.

(c) Each of the Parties shall use its or his commercially reasonably efforts to comply with all Applicable Laws with respect to the Transaction Documents and the Assigned Interests, in each case the violation of which would have a material adverse effect, except where compliance therewith is being contested by any of the Parties in good faith by appropriate proceedings.

(d) No Party shall enter into any contract, agreement or other legally binding arrangement (whether written or oral), or grant any right to any other Person, in any case that would reasonably be expected to conflict with the Transaction Documents or serve or operate to limit or circumscribe any of the other Parties’ rights under the Transaction Documents (or such Parties’ ability to exercise any such rights).

Section 4.3 [Reserved].

Section 4.4 Registration Statements. Agenus shall exercise commercially reasonable efforts to either amend a current Registration Statement on Form S-3 or file a new Registration Statement on Form S-3 (in either case, the “Registration Statement”) within 120 days after the Closing Date to provide for the resale of the Closing Consideration Shares issued to the Sellers hereunder. Agenus shall use its commercially reasonable efforts to cause any such Registration Statement to become effective as soon as practicable following the filing thereof.

Section 4.5 Covenants of Agenus Regarding the Closing Consideration Shares.

(a) Each Seller shall furnish all information reasonably requested by Agenus for inclusion in the Registration Statement and any related prospectus. Agenus shall use its commercially reasonable efforts to have the Registration Statement promptly declared effective by the SEC. Agenus shall use commercially reasonable efforts to keep the Registration Statement effective pursuant to Rule 415 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), and available for sales of all of the Closing Consideration Shares at all times until the earlier of (i) the date as of which the Sellers may sell all of the Closing Consideration Shares without restriction pursuant to the last sentence of Rule 144(b)(1)(i) promulgated under the Securities Act (or successor thereto) or (ii) the date on which the Sellers shall have sold all the Closing Consideration Shares (the “Registration Period”). The Registration Statement (including any amendments or supplements thereto and prospectuses contained therein) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein, or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading; provided, however, that Agenus shall not be liable with respect to any information furnished to Agenus by or on behalf of the Sellers or their Affiliates in writing specifically for use in the preparation of such Registration Statement (including any amendments or supplements thereto and prospectuses contained therein).

(b) Agenus shall, as required by applicable securities regulations, from time to time file with the SEC, pursuant to Rule 424 promulgated under the Securities Act, the prospectus and prospectus supplements, if any, to be used in connection with sales of the Closing Consideration Shares under the Registration Statement.

(c) Agenus shall prepare and file with the SEC such amendments (including post-effective amendments) and supplements to any registration statement and the prospectus used in connection with such registration statement, which prospectus is to be filed pursuant to Rule 424 promulgated under the Securities Act, as may be necessary to keep the Registration Statement effective at all times during the Registration Period, and, during such period, comply with the provisions of the Securities Act with respect to the disposition of all Closing Consideration Shares covered by the Registration Statement until such time as all of such Closing Consideration Shares shall have been disposed of in accordance with the intended methods of disposition by the seller or sellers thereof as set forth in such registration statement.

(d) Upon request of either Seller, Agenus shall furnish to such Seller, (i) promptly after the same is prepared and filed with the SEC, at least one copy of such Registration Statement and any amendment(s) thereto, including financial statements and schedules, all documents incorporated therein by reference and all exhibits, (ii) upon the effectiveness of any Registration Statement, a copy of the prospectus included in such registration statement and all amendments and supplements thereto (or such other number of copies as such Seller may reasonably request) and (iii) such other documents, including copies of any preliminary or final prospectus, as such Seller may reasonably request from time to time.

(e) Agenus shall use commercially reasonable efforts to (i) register and qualify the Closing Consideration Shares covered by the Registration Statement under such other securities or “blue sky” laws of such jurisdictions in the United States as each Seller reasonably requests, (ii) prepare and file in those jurisdictions, such amendments (including post-effective amendments) and supplements to such registrations and qualifications as may be necessary to maintain the effectiveness thereof during the Registration Period, (iii) take such other actions as may be necessary to maintain such registrations and qualifications in effect at all times during the Registration Period, and (iv) take all other actions reasonably necessary or advisable to qualify the Closing Consideration Shares for sale in such jurisdictions; provided, that Agenus shall not be required in connection therewith or as a condition thereto to (x) qualify to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section, (y) subject itself to general taxation in any such jurisdiction, or (z) file a general consent to service of process in any such jurisdiction. Agenus shall promptly notify each Seller of the receipt by Agenus of any notification with respect to the suspension of the registration or qualification of any of the Closing Consideration Shares for sale under the securities or “blue sky” laws of any jurisdiction in the United States or its receipt of actual notice of the initiation or threatening of any proceeding for such purpose.

(f) Agenus shall use its commercially reasonable efforts to prevent the issuance of any stop order or other suspension of effectiveness of any registration statement, or the suspension of the qualification of any Closing Consideration Shares for sale in any jurisdiction and, if such an order or suspension is issued, to obtain the withdrawal of such order or suspension as promptly as possible and to notify each Seller of the issuance of such order and the resolution thereof or its receipt of actual notice of the initiation or threat of any proceeding for such purpose.

(g) With a view to making available to each Seller the benefits of Rule 144 promulgated under the Securities Act (“Rule 144”) or any other similar rule or regulation of the SEC that may at any time permit such Seller to sell securities of Agenus to the public without registration, Agenus will (i) make and keep public information available, as those terms are understood and defined in Rule 144; and (ii) file with the SEC in a timely manner all reports and other documents required of Agenus under the Securities Act and the Securities and Exchange Act of 1934, as amended, so long as Agenus remains subject to such requirements and the filing of such reports and other documents is required for the applicable provisions of Rule 144.

ARTICLE V

THE CLOSING

Section 5.1 Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place on Tuesday, September 8, 2015 (the “Closing Date”) at the offices of Goodwin Procter LLP located at Exchange Place, Boston, MA 02109, or such other place as the Parties mutually agree.

Section 5.2 Conditions of Purchasers’ Obligations at the Closing. The obligations of the Purchasers under Article I of this Agreement are subject to the fulfillment, on or before the Closing, of each of the following conditions:

(a) The Bill of Sale shall have been duly executed by the Sellers and delivered to the Purchasers;

(b) A general partner of Ingalls shall deliver a certificate (the statements made in which shall be true and correct on and as of the Closing Date) to the Purchasers: (i) setting forth the incumbency of the officer or officers of Ingalls who have executed and delivered the Transaction Documents, including therein a signature specimen of each such officer or officers and (ii) attaching a copy, certified by such officer as true and complete, of a good standing certificate of the appropriate Governmental Authority of Ingalls’ jurisdiction of organization, stating that Ingalls is in good standing under the laws of such jurisdiction;

(c) A completed IRS Form W-9s executed by each of the Sellers shall have been delivered to the Purchasers; and

(d) The representations and warranties of the Sellers contained in Article II shall be true on the date hereof and as of the date of the Closing.

Section 5.3 Conditions of the Sellers’ Obligations at the Closing. The obligations of the Sellers under Article I of this Agreement are subject to the fulfillment, on or before the Closing, of each of the following conditions:

(a) The Bill of Sale shall have been duly executed by the Purchasers and delivered to the Sellers;

(b) AgenMA shall have delivered (or caused to be delivered) the Closing Cash Consideration in accordance with Section 1.2;

(c) AgenMA shall have delivered (or caused to be delivered) the Closing Consideration Shares, allocated in accordance with Exhibit D, and Agenus shall have instructed its transfer agent to deliver stock certificates representing such Closing Consideration Shares to the Sellers promptly (or otherwise issue the shares through the transfer agent’s book-entry system);

(d) A completed IRS Form W-9s executed by each of the Purchasers shall have been delivered to the Sellers; and

(e) The representations and warranties of the Purchasers contained in Article III shall be true on the date hereof and as of the date of the Closing.

ARTICLE VI

INDEMNIFICATION

Section 6.1 Indemnification by the Sellers. The Sellers agree to severally and not jointly indemnify and hold harmless the Purchasers and their respective Affiliates and any or all of their respective partners, directors, officers, managers, employees, members, agents and controlling persons (each, a “Purchaser Indemnified Party”) harmless from and against, and will pay to each Purchaser Indemnified Party the amount of, any and all Losses awarded against or incurred or suffered by such Purchaser Indemnified Party, whether or not involving a Third Party Claim, arising out of (a) any breach of any representation or warranty made by such Seller in any of the Transaction Documents or in any certificate delivered by such Seller to the Purchasers in writing pursuant to this Agreement, (b) [RESERVED], (c) breach of or default under any covenant or agreement of such Seller in any of the Transaction Documents, (d) any Excluded Liabilities and Obligations or (e) any brokerage or finder’s fees or commissions or similar amounts incurred or owed by such Seller to any brokers, financial advisors or comparable other Persons retained or employed by it in connection with the transactions contemplated by this Agreement; provided, however, that the foregoing shall exclude any indemnification to any Purchaser Indemnified Party (i) for any matter in respect of which any Seller Indemnified Party would be entitled to indemnification under Section 6.2, (ii) that results from the bad faith, gross negligence or willful misconduct of any Purchaser Indemnified Party or the material breach by Purchaser of this Agreement, or (iii) to the extent resulting from acts or omissions of such Seller based upon the written instructions from any Purchaser Indemnified Party. Any amounts due to any Purchaser Indemnified Party hereunder shall be payable by such Seller to such Purchaser Indemnified Party upon demand.

Section 6.2 Indemnification by the Purchasers. The Purchasers agree to jointly and severally indemnify and hold each of the Sellers and their respective Affiliates and any or all of their respective partners, directors, officers, managers, members, employees, agents and controlling Persons (each, a “Seller Indemnified Party”) harmless from and against, and will pay to each Seller Indemnified Party the amount of, any and all Losses awarded against or incurred or suffered by such Seller Indemnified Party, whether or not involving a Third Party Claim, arising out of (a) any breach of any representation or warranty made by the Purchasers in any of the Transaction Documents or any certificate delivered by the Purchasers to the Sellers in writing pursuant to this Agreement, (b) any breach of or default under any covenant or agreement of the Purchasers in any Transaction Document to which the Purchasers are parties, (c) any Assumed Liability, if any or (d) any brokerage or finder’s fees or commissions or similar amounts incurred or owed by the Purchasers to any brokers, financial advisors or comparable other Persons retained or employed by it in connection with the transactions contemplated by this Agreement; provided, however, that the foregoing shall exclude any indemnification to any Seller Indemnified Party (i) that results from the bad faith, gross negligence or willful misconduct of any Seller Indemnified Party or the material breach by any Seller of this Agreement, (ii) for any matter in respect of which any Purchaser Indemnified Party would be entitled to indemnification under Section 6.1 or (iii) to the extent resulting from acts or omissions of the Purchasers based upon the written instructions from any Seller Indemnified Party. Any amounts due to any Seller Indemnified Party hereunder shall be payable by the Purchasers to such Seller Indemnified Party upon demand.

Section 6.3 Procedures for Third Party Claims. If any Third Party Claim shall be brought or alleged against an indemnified party in respect of which indemnity is to be sought against an indemnifying party pursuant to Section 6.1 or Section 6.2, the indemnified party shall, promptly after receipt of notice of the commencement of such Third Party Claim, notify the indemnifying party in writing of the commencement thereof, enclosing a copy of all papers served, if any; provided, that the omission to so notify such indemnifying party will not relieve the indemnifying party from any liability that it may have to any indemnified party under Section 6.1 or Section 6.2 unless, and only to the extent that, the indemnifying party is actually prejudiced or harmed by such omission. In the event that any Third Party Claim is brought against an indemnified party and it notifies the indemnifying party of the commencement thereof in accordance with this Section 6.3, the indemnifying party will be entitled, at the indemnifying party’s sole cost and expense, to participate therein and, to the extent that it may wish, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party, and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Article VI for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation. In any such Third Party Claim, an indemnified party shall have the right to retain its own counsel, but the reasonable fees and expenses of such counsel shall be at the sole cost and expense of such indemnified party unless (a) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel, (b) the indemnifying party has assumed the defense of such proceeding and has failed within a reasonable time to retain counsel reasonably satisfactory to such indemnified party or (c) the named parties to any such Third Party Claim (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual conflicts of interests between them based on the advice of counsel to the indemnifying party. It is agreed that the indemnifying party shall not, in connection with any Third Party Claim or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate law firm (in addition to local counsel where necessary) for all such indemnified parties. The indemnifying party shall not be liable for any settlement of any Third Party Claim effected without its written consent, but, if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any Loss by reason of such settlement or judgment. No indemnifying party shall, without the prior written consent of the indemnified party (which consent will not be unreasonably withheld, conditioned or delayed), effect any settlement, compromise or discharge of any pending or threatened Third Party Claim in respect of which any indemnified party is or could have been a party and indemnity could be sought hereunder by such indemnified party, unless such settlement, compromise or discharge, as the case may be, (i) includes an unconditional written release of such indemnified party, in form and substance reasonably satisfactory to the indemnified party, from all liability on claims that are the subject matter of such claim or proceeding, (ii) does not include any statement as to an admission of fault, culpability or failure to act by or on behalf of any indemnified party and (iii) does not impose any continuing material obligation or restrictions on any indemnified party.

Section 6.4 Other Claims. A claim by an indemnified party under this ARTICLE VI for any matter not involving a Third Party Claim and in respect of which such indemnified party would be entitled to indemnification hereunder may be made by delivering, in good faith, a written notice of demand to the indemnifying party, which notice shall contain (a) a description and the amount of any Losses incurred or suffered or reasonably expected to be incurred or suffered by the indemnified party, (b) a statement that the indemnified party is entitled to indemnification under this ARTICLE VI for such Losses and a reasonable explanation of the basis therefor, and (c) a demand for payment in the amount of such Losses. For all purposes of this Section 6.4, the Sellers shall be entitled to deliver such notice of demand to the Purchasers on behalf of the Seller Indemnified Parties, and the Purchasers shall be entitled to deliver such notice of demand to the Sellers on behalf of the Purchaser Indemnified Parties.

Section 6.5 Exclusive Remedy. Except in the case of actual fraud or intentional breach and except as set forth in Section 8.4, the indemnification afforded by this Article VI shall be the sole and exclusive remedy for any and all Losses awarded against or incurred or suffered by a Party in connection with the transactions contemplated by the Transaction Documents, including with respect to any breach of any representation or warranty made by a Party in any of the Transaction Documents or any certificate delivered by a Party to the other Party in writing pursuant to this Agreement or any breach of or default under any covenant or agreement by a Party pursuant to any Transaction Document.

Section 6.6 Limitations. No Party shall be liable for any consequential, punitive, special or incidental damages, or damages measured by any diminution in value, under this

Article VI (and no claim for indemnification hereunder shall be asserted) as a result of any breach or violation of any covenant or agreement of such party (including under this Article VI) in or pursuant to this Agreement (it is understood that nothing in this Section 6.6 shall limit the right of a Seller Indemnified Party or a Purchaser Indemnified Party to be indemnified for punitive, special or incidental damages in a Third Party Claim). Notwithstanding the foregoing, the foregoing limitations on damages shall not apply in the event of any breach of covenant by a Party done in bad faith.

Section 6.7 Subrogation. Upon making any indemnity payment pursuant to Section 6.1 or Section 6.2, as applicable, the indemnifying party shall be subrogated to the rights of a Purchaser Indemnified Party or Seller Indemnified Party, as applicable, against any third party in respect of the Losses to which the payment related. The Parties will execute upon request all instruments reasonably necessary to evidence and perfect the above described subrogation rights.

ARTICLE VII

TERMINATION

Section 7.1 Termination of Agreement. This Agreement may only be terminated by mutual written agreement of all Parties.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 Defined Terms. The following terms, as used herein, shall have the following respective meanings:

“Affiliate” has the meaning set forth in the Ingalls Agreement.

“AgenMA” has the meaning set forth in the preamble.

“Agenus” has the meaning set forth in the preamble.

“Agreement” has the meaning set forth in the preamble.

“Applicable Law” means, with respect to any Person, all laws, rules, regulations and orders of Governmental Authorities applicable to such Person or any of its properties or assets.

“Assigned Interests” has the meaning set forth in the Ingalls Agreement.

“Assumed Liabilities” means the liabilities and obligations of either Seller under the GSK Agreements or the GSK ROFN and Amendment Agreement occurring after the consummation of the Closing (other than liabilities and obligations that relate exclusively to a breach thereof prior to the consummation of the Closing).

“Bankruptcy Event” means the occurrence of any of the following in respect of any Person: (a) an admission in writing by such Person of its inability to pay its debts as they become due or a general assignment by such Person for the benefit of creditors; (b) the filing of any petition or answer by such Person seeking to adjudicate itself as bankrupt or insolvent, or seeking for itself any liquidation, winding-up, reorganization, arrangement, adjustment, protection, relief or composition of such Person or its debts under any law relating to bankruptcy, insolvency, receivership, winding-up, liquidation, reorganization, examination, relief of debtors or other similar law now or hereafter in effect, or seeking, consenting to or acquiescing in the entry of an order for relief in any case under any such law, or the appointment of or taking possession by a receiver, trustee, custodian, liquidator, examiner, assignee, sequestrator or other similar official for such Person or for any substantial part of its property; (c) corporate or other entity action taken by such Person to authorize any of the actions set forth in clause (a) or (b) of this definition; or (d) without the consent or acquiescence of such Person, the entering of an order for relief or approving a petition for relief or reorganization or any other petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or other similar relief under any present or future bankruptcy, insolvency or similar statute, law or regulation, or the filing of any such petition against such Person, or, without the consent or acquiescence of such Person, the entering of an order appointing a trustee, custodian, receiver or liquidator of such Person or of all or any substantial part of the property of such Person, in each case where such petition or order shall remain unstayed or shall not have been stayed or dismissed within ninety (90) days from entry thereof.

“Bill of Sale” means that certain bill of sale, dated as of the Closing Date, executed by each Seller and the Purchaser, substantially in the form of Exhibit B.

“Business Day” has the meaning set forth in the Ingalls Agreement.

“Closing” has the meaning set forth in Section 5.1.

“Closing Cash Consideration” has the meaning set forth in Section 1.2.

“Closing Consideration Shares” has the meaning set forth in Section 1.2.

“Closing Date” has the meaning set forth in Section 5.1.

“Code” means the United States Internal Revenue Code of 1986, as amended, and the regulations thereunder.

“Escrow Agreement” has the meaning set forth in the Ingalls Agreement.

“Excluded Liabilities and Obligations” has the meaning set forth in Section 1.3.

“FDA” means the United States Food and Drug Administration and any successor agency thereto.

“GAAP” means generally accepted accounting principles in effect in the United States from time to time.

“GSK” means GlaxoSmithKline Biologicals SA, a Belgian company.

“GSK Agreements” means, collectively, (a) the GSK Manufacturing Agreement and (b) the GSK License Agreement.

“GSK License Agreement” means that certain License Agreement, dated July 6, 2006, by and between AgenMA and GSK, as amended by the GSK ROFN and Amendment Agreement.

“GSK Manufacturing Agreement” means that certain Amended and Restated Manufacturing Technology Transfer and Supply Agreement, dated January 16, 2009, by and between the Purchasers and GSK, as amended by the GSK ROFN and Amendment Agreement.

“GSK ROFN and Amendment Agreement” means that certain First Right to Negotiate and Amendment Agreement, dated as of March 2, 2012, by and among AgenMA and GSK.

“Governmental Authority” means the government of the United States, any other nation or any political subdivision thereof, whether state or local, and any agency, authority (including supranational authority), commission, instrumentality, regulatory body, court, central bank or other Person exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government or any government authority in any country.

“Koenig” has the meaning set forth in the preamble.

“Ingalls” has the meaning set forth in the preamble.

“Ingalls Agreement” has the meaning set forth in the recitals.

“Lien” means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or lien (statutory or otherwise), in each case to secure payment of a debt or performance of an obligation, including any conditional sale or any sale with recourse.

“Loss” means, subject to Section 6.5, any loss, liability, cost, expense (including reasonable costs of investigation and defense and reasonable attorneys’ fees and expenses), charge, fine, penalty, obligation, judgment, award, assessment, claim or cause of action.

“Oberland” has meaning set forth in the recitals.

“Oberland Agreement” has meaning set forth in the recitals.

“Party” means each of the Sellers or each of the Purchasers, as the context requires, and “Parties” means, together, the Sellers and the Purchasers.

“Person” means any natural person, firm, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or any other legal entity, including public bodies, whether acting in an individual, fiduciary or other capacity.

“Purchase Price” has the meaning set forth in Section 1.2.

“Purchaser” or “Purchasers” has the meaning set forth in the preamble.

“Purchaser Indemnified Party” has the meaning set forth in Section 6.1.

“Registration Period” has the meaning set forth in Section 4.5(a).

“Registration Statement” has the meaning set forth in Section 4.4.

“Rule 144” has the meaning set forth in Section 4.5(g).

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” has the meaning set forth in Section 3.9(b).

“Securities Act” has the meaning set forth in Section 4.5.

“Seller” or “Sellers” has the meaning set forth in the preamble.

“Seller Account” the account of the Sellers set forth on Exhibit C (or such other account as the Sellers shall notify the Purchasers in writing from time to time).

“Seller Indemnified Party” has the meaning set forth in Section 6.2.

“Third Party” means any Person that is not a Party.

“Third Party Claim” means any claim, action, suit or proceeding by a Third Party, including any investigation by any Governmental Authority.

“Transaction Documents” means this Agreement and the Bill of Sale.

Section 8.2 Rules of Construction.

(a) Unless the context otherwise requires, in this Agreement:

(i) a term has the meaning assigned to it and an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(ii) words of the masculine, feminine or neuter gender shall mean and include the correlative words of other genders;

(iii) the terms “include,” “including” and similar terms shall be construed as if followed by the phrase “without limitation”;

(iv) unless otherwise specified, references to a contract or agreement include references to such contract or agreement as from time to time amended, restated, reformed, supplemented or otherwise modified in accordance with its terms (subject to any restrictions on such amendments, restatements, reformations, supplements or modifications set forth herein), and include any annexes, exhibits and schedules hereto or thereto, as the case may be;

(v) any reference to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment, transfer or delegation set forth herein or in the other Transaction Document) and any reference to a Person in a particular capacity excludes such Person in other capacities;

(vi) references to any Applicable Law shall include such Applicable Law as from time to time in effect, including any amendment, modification, codification, replacement, or reenactment thereof or any substitution therefor;

(vii) the word “will” shall be construed to have the same meaning and effect as the word “shall”;

(viii) the words “hereof,” “herein,” “hereunder” and similar terms shall refer to this Agreement as a whole and not to any particular provision hereof, and Article, Section and Exhibit references herein are references to Articles and Sections of, and Exhibits to, this Agreement unless otherwise specified;

(ix) the definitions of terms shall apply equally to the singular and plural forms of the terms defined;

(x) in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and each of the words “to” and “until” means “to but excluding”;

(xi) where any payment is to be made, any funds are to be applied or any calculation is to be made under this Agreement on a day that is not a Business Day, unless this Agreement otherwise provides, such payment shall be made, such funds shall be applied and such calculation shall be made on the succeeding Business Day, and payments shall be adjusted accordingly; and

(xii) any reference to a term that is defined by reference to its meaning in the Ingalls Agreement shall refer to such term’s meaning in the Ingalls Agreement as in existence on the date hereof (and not to any new, substituted or amended version thereof).

(b) The provisions of this Agreement shall be construed according to their fair meaning and neither for nor against any Party irrespective of which Party caused such provisions to be drafted. Each Party acknowledges that it has been represented by an attorney in connection with the preparation and execution of this Agreement and the other Transaction Document.

Section 8.3 Survival. All representations, warranties and covenants made in this Agreement, in any other Transaction Document or in any certificate delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing. The rights hereunder to indemnification, payment of Losses or other remedies based on any such representation, warranty or covenant shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time (whether before or after the execution and delivery of this Agreement or the Closing) in respect of the accuracy or inaccuracy of or compliance with, any such representation, warranty or covenant.

Section 8.4 Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement or the other Transaction Document are not performed in accordance with their specific terms or otherwise are breached or violated. Accordingly, notwithstanding Section 6.5, each of the Parties agrees that, without posting bond or other undertaking, the other parties will be entitled to an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement or the other Transaction Document and to enforce specifically this Agreement and the other Transaction Document and the terms and provisions hereof and thereof in any action, suit or other proceeding instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter in addition to any other remedy to which it may be entitled, at law or in equity. Each Party further agrees that, in the event of any action for specific performance in respect of such breach or violation, it will not assert that the defense that a remedy at law would be adequate.

Section 8.5 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be effective (a) upon receipt when sent by registered or certified mail, return receipt requested, postage prepaid, with such receipt to be effective the date of delivery indicated on the return receipt, (b) upon receipt when sent by an overnight courier (costs prepaid and receipt requested), (c) on the date personally delivered to an authorized officer of the Party to which sent or (d) on the date transmitted by facsimile or other electronic transmission with a confirmation of receipt (in all cases with a copy e-mailed to the recipient at the applicable e-mail address), addressed to the recipient as follows:

if to the Purchasers, to:

Antigenics LLC

c/o Agenus Inc.

3 Forbes Road

Lexington, MA 02421-7305

Attention: Chief Financial Officer

Telephone:

Facsimile:

Email:

with another copy to (which shall not constitute notice):

Antigenics LLC

c/o Agenus Inc.

3 Forbes Road

Lexington, MA 02421-7305

Attention: Legal Department

Telephone:

Facsimile:

Email:

with another copy to (which shall not constitute notice):

Goodwin Procter LLP

Attention:

Telephone:

Facsimile:

Email:

if to the Sellers, to:

Ingalls & Snyder LLC

Attention:

Telephone:

Facsimile:

Email:

with another copy to (which shall not constitute notice):

Hughes Hubbard & Reed LLP

Attention:

Telephone:

Facsimile:

Email:

Each Party may, by notice given in accordance herewith to the other Party, designate any further or different address to which subsequent notices, consents, waivers and other communications shall be sent.

Section 8.6 Expenses. Except as otherwise provided herein, all fees, costs and expenses (including any legal, accounting and banking fees) incurred in connection with the preparation, negotiation, execution and delivery of this Agreement and the other Transaction Documents and to consummate the transactions contemplated hereby and thereby shall be paid by the Party incurring such fees, costs and expenses.

Section 8.7 Successors and Assigns. The Sellers shall not be entitled to assign any of their rights or delegate any of their obligations under this Agreement without the prior written consent of the Purchasers. The Purchasers may, without the consent of the Sellers, assign any of their rights and delegate any of their obligations under this Agreement without restriction. The Purchasers shall give written notice to the Sellers of any assignment permitted by this Section 8.7 promptly after the occurrence thereof. The Sellers shall be under no obligation to reaffirm any representations, warranties or covenants made in this Agreement or the other Transaction Document or take any other action in connection with any such assignment by the Purchasers. Any purported assignment of rights or delegation of obligations in violation of this Section 8.7 will be void. Subject to the foregoing, this Agreement will apply to, be binding upon, and inure to the benefit of, the successors and permitted assigns of the Parties.

Section 8.8 Independent Nature of Relationship. The relationship between the Sellers and the Purchasers is solely that of seller and purchaser, and neither the Sellers nor the Purchasers has any fiduciary or other special relationship with the other Party or any of their respective Affiliates. Nothing contained herein or in any other Transaction Document shall be deemed to constitute the Sellers and the Purchasers as a partnership, an association, a joint venture or any other kind of entity or legal form.

Section 8.9 Entire Agreement. This Agreement, together with the Exhibits and Schedules hereto, and the other Transaction Document, constitute a complete and exclusive statement of the terms of agreement between the Parties, and supersede all prior agreements, understandings and negotiations, both written and oral, between the Parties, with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein (or in the Exhibits or Schedules hereto or the other Transaction Document) has been made or relied upon by any Party.

Section 8.10 Governing Law. This Agreement shall be governed by, and construed, interpreted and enforced in accordance with, the laws of the state of New York, without giving effect to the principles of conflicts of law thereof.

Section 8.11 Jurisdiction; Venue; Waiver of Jury Trial.

(a) EACH OF THE PURCHASERS AND THE SELLERS HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY AND ASSETS, TO THE EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT OR FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN NEW YORK COUNTY, NEW YORK, AND ANY APPELLATE COURT THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE TRANSACTION DOCUMENTS, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, AND THE PURCHASERS AND THE SELLERS HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREE THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. THE PURCHASERS AND THE SELLERS HEREBY AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LAW. EACH OF THE PURCHASERS AND THE SELLERS HEREBY SUBMITS TO THE EXCLUSIVE PERSONAL JURISDICTION AND VENUE OF SUCH NEW YORK STATE AND FEDERAL COURTS. THE PURCHASERS AND THE SELLERS AGREE, TO THE FULLEST EXTENT

PERMITTED BY APPLICABLE LAW, THAT PROCESS MAY BE SERVED ON THE PURCHASERS OR THE SELLERS IN THE SAME MANNER THAT NOTICES MAY BE GIVEN PURSUANT TO SECTION 8.5 HEREOF.

(b) EACH OF THE PURCHASERS AND THE SELLERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY NEW YORK STATE OR FEDERAL COURT. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(c) EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE AND AGREES THAT ANY COURT PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION DOCUMENT AND AGREES THAT ANY SUCH DISPUTE SHALL BE DECIDED BY A JUDGE SITTING WITHOUT A JURY.

Section 8.12 Severability. If any term or provision of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any situation in any jurisdiction, then, to the extent that the economic and legal substance of the transactions contemplated hereby is not affected in a manner that is materially adverse to either Party, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect and the enforceability and validity of the offending term or provision shall not be affected in any other situation or jurisdiction.

Section 8.13 Counterparts. This Agreement may be executed in any number of counterparts and by the Parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Copies of executed counterparts transmitted by telecopy, facsimile or other electronic transmission service shall be considered original executed counterparts, provided receipt of such counterparts is confirmed.

Section 8.14 Amendments; No Waivers.

(a) This Agreement may be amended, modified or supplemented only in a writing signed by each of the Parties. Any provision of this Agreement may be waived only in a writing signed by the Parties granting such waiver.

(b) No failure or delay on the part of any Party in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. No course of dealing between the Parties shall be effective to amend, modify, supplement or waive any provision of this Agreement.

Section 8.15 No Third Party Rights. Other than the Parties, no Person will have any legal or equitable right, remedy or claim under or with respect to this Agreement or the other Transaction Document. This Agreement may be amended or terminated, and any provision of this Agreement may be waived, without the consent of any Person who is not a Party. The Sellers shall enforce any legal or equitable right, remedy or claim under or with respect to this Agreement for the benefit of the Seller Indemnified Parties and the Purchasers shall enforce any legal or equitable right, remedy or claim under or with respect to this Agreement for the benefit of the Purchaser Indemnified Parties.

Section 8.16 Table of Contents and Headings. The Table of Contents and headings of the Articles and Sections of this Agreement have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.

{SIGNATURE PAGE FOLLOWS}

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first written above.

INGALLS & SNYDER VALUE PARTNERS, L.P.

By:	/s/ Thomas O. Boucher, Jr.
Name: Thomas O. Boucher, Jr.
Title: General Partner

and

By:	/s/ Robert L. Gipson
Name: Robert L. Gipson
Title: Senior Director

ARTHUR KOENIG

/s/ Arthur Koenig

AGENUS INC.

By:	/s/ C. Evan Ballantyne
Name: C. Evan Ballantyne
Title: Chief Financial Officer

ANTIGENICS LLC

By:	/s/ C. Evan Ballantyne
Name: C. Evan Ballantyne
Title: Treasurer

EXHIBIT A

OBERLAND AGREEMENT

A-1

EXHIBIT B

FORM OF BILL OF SALE

This BILL OF SALE is dated as of September 8, 2015 (the “Closing Date”) by Ingalls & Snyder Value Partners, L.P. (“Ingalls”) and Arthur Koenig (“Koenig”, and together with Ingalls, the “Sellers”), in favor of Agenus Inc., a Delaware corporation (“Agenus”) and Antigenics LLC, a Delaware limited liability company (as the successor in interest to Antigenics Inc., formerly a Massachusetts corporation) (“AgenMA”, and together with Agenus, the “Purchasers”).

RECITALS

WHEREAS, the Sellers and the Purchasers are parties to that certain Revenue Interest Assignment and Termination Agreement, dated as of September 4, 2015 (the “Revenue Interest Assignment and Termination Agreement”), pursuant to which, among other things, the Sellers agree to irrevocably sell, contribute, assign, transfer, convey and grant to AgenMA, and AgenMA agree to purchase, acquire and accept from the Sellers, all of the Sellers’ right, title and interest in, to and under the Assigned Interests, for the consideration described in the Revenue Interest Assignment and Termination Agreement; and

WHEREAS, the Parties now desire to carry out the purposes of the Revenue Interest Assignment and Termination Agreement by the execution and delivery of this instrument evidencing AgenMA’s purchase, acquisition and acceptance of the Assigned Interests.

NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth in the Revenue Interest Assignment and Termination Agreement and of other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

1. Each Seller, by this Bill of Sale, does hereby irrevocably sell, contribute, assign, transfer, convey and grant to AgenMA, and AgenMA does hereby purchase, acquire and accept all of such Seller’s right, title and interest in and to the Assigned Interests.

2. The Parties acknowledge that the Purchasers are not assuming any of the Excluded Liabilities and Obligations but are assuming the Assumed Liabilities, if any.

3. This Bill of Sale (i) is made pursuant to, and is subject to the terms of, the Revenue Interest Assignment and Termination Agreement and (ii) shall be binding upon and inure to the benefit of the Sellers, the Purchasers and their respective successors and permitted assigns, for the uses and purposes set forth and referred to above, effective immediately upon its delivery to the Purchasers.

4. THIS BILL OF SALE SHALL BE GOVERNED BY, AND CONSTRUED, INTERPRETED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

5. This Bill of Sale may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Copies of executed counterparts transmitted by telecopy, facsimile or other electronic transmission service shall be considered original executed counterparts, provided receipt of such counterparts is confirmed.

6. The following terms as used herein shall have the following respective meanings:

a.	“Affiliate” means, with respect to any particular Person, any other Person directly or indirectly controlling, controlled by or under common control with such particular Person.

b.	“Assigned Interests” has the meaning set forth in the Revenue Interest Assignment Agreement, dated as of April 15, 2013 by and among the Sellers and the Purchasers.

c.	“Assumed Liabilities” means the liabilities and obligations of either Seller under the GSK Agreements occurring after the consummation of the Closing (other than liabilities and obligations that relate exclusively to a breach thereof prior to the consummation of the Closing).

d.	“Closing” means the closing of the transactions contemplated by the Revenue Interest Assignment and Termination Agreement.

e.	“Contract” means any legally enforceable oral or written agreement, arrangement, instrument, contract, promise, license or other undertaking.

f.	“Excluded Liabilities and Obligations” means any liability or obligation of the Sellers or any of the Sellers’ Affiliates of whatever nature, whether presently in existence or arising or asserted hereafter, other than the Assumed Liabilities.

g.	“Governmental Entity” means: (i) nation, principality, republic, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government; (iii) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or other entity and any court or other tribunal); (iv) multi-national organization or body; or (v) individual, body or other entity exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

h.	“GSK” means GlaxoSmithKline Biologicals SA, a Belgian company.

i.	“GSK Agreements” means, collectively, the GSK License Agreement, and GSK Manufacturing Agreement and GSK ROFN and Amendment Agreement.

j.	“GSK License Agreement” means that certain License Agreement, dated July 6, 2006, by and between AgenMA and GSK, as amended by the GSK ROFN and Amendment Agreement.

k.	“GSK Manufacturing Agreement” means that certain Amended and Restated Manufacturing Technology Transfer and Supply Agreement, dated January 16, 2009, by and between AgenMA and GSK, as amended by the GSK ROFN and Amendment Agreement.

l.	“GSK ROFN and Amendment Agreement” means that certain First Right to Negotiate and Amendment Agreement, dated as of March 2, 2012, by and among AgenMA and GSK.

m.	“Person” means any individual, firm, corporation, company, partnership, limited liability company, trust, joint venture, association, estate, trust, Governmental Entity or other entity, enterprise, association or organization.

IN WITNESS WHEREOF, the Parties have executed this Bill of Sale as of the day and year first written above.

INGALLS & SNYDER VALUE PARTNERS, L.P.

By:
Name:
Title:

ARTHUR KOENIG

AGENUS INC.

By:
Name:
Title:

ANTIGENICS LLC

By:
Name:
Title:

EXHIBIT C

SELLER ACCOUNT

C-1

EXHIBIT D

ALLOCATION OF CLOSING CONSIDERATION SHARES

D-1